Signature Page to Amended and Restated
Certificate of Incorporation of Ryan Specialty Holdings, Inc.
EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RYAN SPECIALTY HOLDINGS, INC.
* * * * *
Timothy W. Turner, being the Chief Executive Officer of Ryan Specialty Holdings, Inc., a
corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
FIRST: The present name of the Corporation is Ryan Specialty Holdings, Inc. The Corporation
was incorporated under the name Maverick Specialty, Inc. by the filing of its original Certificate of
Incorporation with the Delaware Secretary of State on March 5, 2021, and changed its name to Ryan
Specialty Group Holdings, Inc. by the filing of its Amended Certificate of Incorporation with the
Delaware Secretary of State on May 11, 2021 (as amended, the “Certificate of Incorporation”). On June
3, 2022, the Corporation filed a Certificate of Amendment of Certificate of Incorporation to change its name to Ryan Specialty Holdings, Inc. effective as of June 6, 2022.
SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of
Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).
THIRD: The Restated Certificate restates and integrates and further amends the Certificate of
Incorporation.
FOURTH: The stockholders of the Corporation have approved and adopted the Restated
Certificate in accordance with Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The Restated Certificate has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
* * * * *
IN WITNESS WHEREOF, Ryan Specialty Holdings, Inc. has caused this Amended and Restated
Certificate of Incorporation to be executed by its duly authorized officer on this 30th day of May, 2025.

RYAN SPECIALTY HOLDINGS, INC.

By:	/s/ Timothy W. Turner

Name:	Timothy W. Turner
Title:	Chief Executive Officer
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RYAN SPECIALTY HOLDINGS, INC.
ARTICLE ONE
The name of the corporation is Ryan Specialty Holdings, Inc. (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange
Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE FOUR
Section 1. Authorized Shares. The total number of shares of all three classes of capital stock which the Corporation shall have authority to issue is 2,500,000,000 shares, consisting of:
1. 500,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”);
2. 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and
3. 1,000,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), and together with the Class A Common Stock, the “Common Stock”).
The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.
Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of
Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the
Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. No holder of shares of
Preferred Stock shall be entitled to preemptive or subscription rights other than as may be set forth in an agreement to which the Corporation is a party.
Section 3. Common Stock.
(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this
Certificate of Incorporation (this “Restated Certificate”):
(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.
(ii) Each holder of Class B Common Stock shall initially be entitled to ten (10) votes for each share of Class B
Common Stock held of record by such holder. From and after the close of business on the date that is earliest of (i)
twelve (12) months following the date of the death or disability of Patrick G. Ryan, (ii) upon the first trading day on or after such date as the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the then-outstanding Class A Common Stock and Class B Common Stock, which, in either instance, may be extended to eighteen (18) months upon affirmative approval of a majority of the independent directors of the Board of Directors or (iii) September 30, 2029, each holder Class B Common Stock shall be entitled to one vote per share.
(iii) [Reserved].
(iv) Except as otherwise required in this Restated Certificate or by applicable law, the holders of Class A Common
Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of
Common Stock as a single class, with such holders of Preferred Stock).
(v) The holders of shares of Common Stock shall not have cumulative voting rights.
(vi) The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Restated Certificate (including by merger, consolidation, reorganization or similar event or otherwise) that would increase or decrease the par value of a class of stock or alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.
(vii) Subject to the rights of the holders of Class A Common Stock, the number of authorized shares of Class A
Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Class A Common Stock as a class, irrespective of the provisions of Section
242(b)(2) of the DGCL
(viii) Subject to the rights of the holders of Class B Common Stock, the number of authorized shares of Class B
Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Class B Common Stock as a class, irrespective of the provisions of Section
242(b)(2) of the DGCL.
(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred
Stock or any class or series of stock having a preference over or the right to participate with the Class A Common
Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock. Any amendment to this Restated Certificate that gives holders of the Class B Common Stock any rights to receive dividends or any other kind of distribution shall require, in addition to any other vote of stockholders required by applicable law, the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a class.
(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the
Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred
Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. Any amendment to this Restated Certificate that gives holders of the Class B Common Stock the right to receive distributions upon liquidation or additional economic rights shall require, in addition to any other vote required by applicable law, the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a class.
(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed (whether by amendment, merger, consolidation or otherwise) unless contemporaneously therewith the other class of Common Stock and the common units (the “LLC Units”) of New
Ryan Specialty, LLC, a Delaware limited liability company (the “LLC”), are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
(e) Exchange. The holders of Class B Common Stock other than the Corporation shall, to the extent provided in the
LLC Operating Agreement (defined below) and in accordance with the terms and conditions of the LLC Operating
Agreement, as applicable, have the right to exchange the LLC Units held by them for fully paid and nonassessable shares of Class A Common Stock on a one-for-one basis or, at the Corporation’s election, for cash. Upon the exchange of an LLC Unit for one share of Class A Common Stock in accordance with the terms and conditions of the LLC Operating Agreement, the exchanging holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock transfer an equivalent number of Class B Common Stock to the Corporation, which may not be reissued and shall be automatically retired and cancelled and shall no longer be issued or outstanding. The Corporation shall, at all times when any shares of Class B Common Stock and LLC
Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding LLC Units into shares of Class A Common Stock in accordance with the terms of LLC Operating
Agreement. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the exchange of all outstanding LLC Units, the Corporation shall take such corporate actions within its power as may, in the opinion of its counsel, be necessary to cause this Restated Certificate to be amended so as to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. Following the transfer of all outstanding shares of Class B Common Stock to the Corporation pursuant to this Section 3(e), the Corporation shall not issue further shares of Class B Common Stock. “LLC
Operating Agreement” means that certain Third Amended and Restated Operating Agreement of New Ryan
Specialty, LLC, dated as of July 5, 2023, as it may be amended and/or restated from time to time.
(f) Automatic Transfer.
(i) No share of Class B Common Stock may be sold, exchanged or otherwise transferred, other than in connection with (A) the exchange of an LLC Unit as set forth in Section 3(e) of ARTICLE FOUR hereof and in accordance with the terms and conditions of the LLC Operating Agreement, (B) the transfer of an LLC Unit by a holder of LLC
Units to certain permitted transferees pursuant to the terms of the LLC Operating Agreement and (C) transfers to the
Corporation permitted by the LLC Operating Agreement. In the event that any outstanding shares of Class B
Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (A), (B)
and (C), or such outstanding shares of Class B Common Stock shall otherwise cease to be held by a holder of a corresponding number, based on the exchange rate then in effect, of LLC Units (including a transferee of a LLC
Unit) for any reason, such shares of Class B Common Stock shall upon such sale, exchange or other transfer, or upon ceasing to be held by such holder, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and may not be reissued and thereupon shall be automatically retired and cancelled and shall no longer be issued or outstanding.
(ii) [Reserved].
(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights other than as may be set forth in an agreement to which the Corporation is a party.
ARTICLE FIVE
Section 1. Board of Directors. Except as otherwise provided in this Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise and to that certain Director
Nomination Agreement, dated on or about July 26, 2021 (as amended and/or restated or supplemented in accordance with its terms, the “Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board.
Section 3. Election of Directors. Subject to the rights of the holders of any series of Preferred Stock outstanding, directors shall be elected by the vote of the majority of the votes cast in favor of such nominee’s election at any meeting of stockholders held to elect directors at which a quorum is present; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at any meeting of stockholders held to elect directors at which a quorum is present. For purposes of this
Section 3, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee.
Section 4. Term of Office. Prior to the date of the 2028 annual meeting of stockholders, the directors of the
Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III. Each director elected at the 2026 annual meeting of stockholders shall be elected for a term expiring at the 2027 annual meeting of stockholders. Each director elected at the 2027 annual meeting of stockholders shall be elected for a term expiring at the 2028 annual meeting of stockholders. At the 2028 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected for a term expiring at the next annual meeting of stockholders and shall no longer be divided into three classes. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Restated Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the
Corporation (as amended and/or restated, the “Bylaws”) shall so provide.
Section 5. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred
Stock then outstanding and except as otherwise set forth in the Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve, (i) prior to the date of the 2028 annual meeting of stockholders, for the unexpired term of the class of his or her predecessor in office and (ii) from and after the 2028 annual meeting of stockholders, until the next succeeding annual meeting of stockholders, and, in each case, until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office (i) prior to the date of the 2028 annual meeting of stockholders, until the next election of the class for which such director shall have been elected or appointed and (ii) from and after the 2028 annual meeting of stockholders, until the next succeeding annual meeting of stockholders and, in each case, until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 6. Removal and Resignation of Directors. Notwithstanding any other provision of this Restated Certificate, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”) at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice to the Corporation.
Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 9. Chairman of the Board. So long as the Ryan Parties (as defined below) hold the nomination rights specified in Section 1(a)(i) - (v) of the Nomination Agreement, the Chair of the Board of Directors may be
designated by a majority of the directors nominated or designated for nomination by the Ryan Parties.  “Ryan
Parties” means the unitholders (other than the Corporation) of the LLC, which are controlled by Patrick G. Ryan, the
Corporation’s founder and executive chairman and certain members of his family and various entities and trusts over which Patrick G. Ryan exercises control, individually or collectively with members of his family, or over which certain members of his family exercise control.
ARTICLE SIX
Section 1. Limitation of Director and Officer Liability.
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.
(b) Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.
ARTICLE SEVEN
Section 1. Action by Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the
Corporation’s capital stock entitled to vote thereon were present and voted.  Any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.
Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Chairman of the Board of Directors, the Chief Executive Officer of the
Corporation or the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, and (ii) upon written request to the Corporate Secretary delivered to the Corporation’s executive offices, by stockholders having at least twenty percent (20%) of the issued and outstanding shares of Voting Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, voting together as a single class (the “Requisite Percent”); provided that in order to meet the Requisite Percent, as a condition to such right, such stockholders shall have held continuously for one (1) year as of the date of the request an aggregate “net long position” (as defined in the
Bylaws) of such shares and continue to own the Requisite Percent in a net long position at all times between such date and the date of the applicable meeting of stockholders; and provided, further, that such stockholders meeting the Requisite Percent shall act in accordance with any conditions or limitations set forth in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
ARTICLE EIGHT
Section 1. Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers, family members, trustees, beneficiaries and/or employees of the Ryan
Parties and Onex (as defined below) may serve as directors or officers of the Corporation and (ii) the Ryan Parties and Onex engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and/
or its Affiliated Companies (as defined below) may engage in material business transactions with the Ryan Parties and Onex, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Corporation as they may involve the Ryan Parties, Onex and/or their respective directors, partners, principals, officers, members, managers, family members, trustees, beneficiaries and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. “Onex” means
Onex Corporation and its Affiliated Companies. “Affiliated Companies” means (a) in respect of Onex, any entity that now or in the future Controls, is Controlled by or is under common Control with Onex (other than the
Corporation and any entity that is Controlled by the Corporation) and any investment funds managed by the Onex and (b) in respect of the Corporation, any entity that is now or in the future Controlled by the Corporation. “Control”
is defined in ARTICLE NINE.
Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the
Exempted Persons shall have any fiduciary duty to (i) refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies or (ii) otherwise competing with the Corporation and/or its Affiliated Companies, and no Exempted Person shall be liable to the
Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of the Ryan
Parties, Onex and its Affiliated Companies, or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the
Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the
Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that the Ryan Parties or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the
avoidance of doubt, each of the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies, or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper.
Notwithstanding anything to the contrary in this Section 2, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation, and not in any other capacity.
Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to, and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
Section 4. Amendment of this Article. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law or this Restated Certificate, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Restated Certificate inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any
Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this
ARTICLE EIGHT.
ARTICLE NINE
Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section
203 of the DGCL.
Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this
Restated Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the
Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined hereinafter)
for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:
(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the then outstanding shares of Voting Stock of the
Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting
Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned
(i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (662⁄3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.
Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this
ARTICLE NINE shall not apply if:
(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three (3) year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or
(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a
Person who either was not an Interested Stockholder during the previous three (3) years or who became an Interested
Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested
Stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section
251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the
Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the
Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all
Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.
Section 4. Definitions. As used in this ARTICLE NINE and, solely with respect to the term “Control,” as also used in ARTICLE EIGHT, Section 1, only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4 and, to the extent such terms are defined elsewhere in this Restated Certificate, such definition shall not apply to this ARTICLE NINE:
(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
(c) “Business Combination” means:
(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the
Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the
Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;
(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-
owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested
Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to an exchange of LLC Units into Class A Common
Stock, to the extent provided in the LLC Operating Agreement, (C) pursuant to a merger under Section 251(g) of the
DGCL; (D) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the
Interested Stockholder became such; (E) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (F) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (D)-(F) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the
Voting Stock of the Corporation;
(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested
Stockholder; or
(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;
(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a
Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE
NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;
(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-
owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the then outstanding
Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the then outstanding Voting Stock of the Corporation at any time within the three (3)year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested
Stockholder, and the affiliates and associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) the Ryan Parties or any of their affiliates and associates now or hereafter in existence, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any
Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by the Ryan Parties or any of its affiliates or associates to such Person; provided, however, that such Person was not an Interested
Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition;
or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person, provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the
Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s
Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such
Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock;;
(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;
(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and
(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock in this ARTICLE NINE shall refer to such percentage of the votes of such Voting Stock.
ARTICLE TEN
Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board of Directors or
(ii) by the stockholders with, in addition to the vote of any holders of any class or series of capital stock of the
Corporation required herein (including any resolution setting forth the terms of any series of Preferred Stock), the
Bylaws or applicable law, the affirmative vote of the holders of at least a majority  of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.
Section 2. Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred
Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or this Restated Certificate, no provision of ARTICLE FIVE, ARTICLE SIX,
ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the Bylaws inconsistent therewith be adopted without the affirmative vote of holders of at least a majority  of the then outstanding shares of Voting Stock, voting together as a single class.
ARTICLE ELEVEN
Section 1. Exclusive Forum.
(a) Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of the
Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, the Restated Certificate or the Bylaws (as
either may be amended, restated, modified, supplemented or waived from time to time) (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Corporation (as
either may be amended), (v) any action asserting a claim against the corporation or any director, officer, employee or agent of the Corporation that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Section 1(a) of
Article ELEVEN, shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 or the Exchange Act of 1934 for which the federal courts have exclusive jurisdiction or any other claim for which the federal courts have exclusive jurisdiction.
(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, against the Corporation or any director, officer, employee or agent of the
Corporation.
Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.
ARTICLE TWELVE
Section 1. Severability. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate(including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.